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                                                                   EXHIBIT 10.70


                      RIGHT OF FIRST NEGOTIATION AGREEMENT

     This Right of First Negotiation Agreement (the "Agreement") is dated as of March 29, 2000 (the "Effective Date"), between Watson Pharmaceuticals, Inc., a Nevada corporation, ("Watson") and Halsey Drug Co., Inc., a New York corporation, ("Halsey").

                                    RECITALS

     A. Halsey owns proprietary know-how and other intellectual property pertaining to certain existing pharmaceutical compounds, and/or the finished goods form thereof and has or is pursuing regulatory approval of these compounds or finished goods.

     B. Halsey may develop new pharmaceutical compounds and/or the finished goods form thereof for eventual regulatory approval and commercialization.

     C. Watson desires the first right to negotiate to purchase such compounds and/or the finished goods form thereof on terms similar to those set forth in the Form of Active Ingredient Supply Agreement (attached hereto as Exhibit A) or Finished Goods Supply Agreement (attached hereto as Exhibit B).

     In consideration of the foregoing premises and of the mutual covenants and obligations set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

     1.1 "AFFILIATES" shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

     1.2 "CONFIDENTIAL INFORMATION" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or
(e) to have been


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independently developed by employees or agents of the other party without use of such information disclosed by the disclosing party to the other party.

     1.3  "ACTIVE INGREDIENTS" shall mean the pharmaceutical compounds listed on
Schedule 1.

     1.4 "DMF" shall mean Halsey's Drug Master File for manufacturing the Active Ingredient filed with the FDA.

     1.5  "FINISHED GOODS" shall mean a pharmaceutical products listed on
Schedule 2 packaged, labeled and finished for pharmaceutical use to meet the certain specifications set forth is the regulatory approvals by all requisite governmental authorities to market and sell such product.

     1.6 "FDA" shall mean the United States Food and Drug and any successor agency thereto.

     1.7 "REGULATORY APPROVAL" shall mean the approvals by all requisite governmental authorities to market and sell Finished Goods in the United States.

     1.8 "REGULATORY DOSSIER" shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), which are filed with or granted by the FDA or other governing health authority of any country, and which are required to develop, make, use, sell, import or export the Active Ingredients or the Finished Goods.

                                   ARTICLE 2

                           RIGHTS OF FIRST NEGOTIATION

     2.1 NOTICE. Within fifteen (15) days of (i) receiving Regulatory Approval (including FDA approval of validation batches) for a Finished Good, or (ii) filing a DMF for a Active Ingredient after the Effective Date, Halsey shall notify Watson in writing, identifying the Finished Good or Active Ingredient, the estimated costs thereof, and providing to Watson the Regulatory Dossier for such Finished Good or Active Ingredient (the "Halsey Notice").

     2.2 RIGHT OF NEGOTIATION. For a period of thirty (30) days following the receipt of the Halsey Notice for any Finished Good or Active Ingredient (the "Election Period"), Watson shall have the option to notify Halsey of its intent, in writing, to enter into either an Active Ingredient Supply Agreement for such Active Ingredient or a Finished Goods Supply Agreement for such Finished Good (as the case may be), such supply agreement to be in the form attached hereto respectively as Exhibit A or Exhibit B (the "Watson Election Notice"). For a period of sixty (60) days following the receipt of the Watson Election Notice by Halsey (the "Negotiation Period"), the parties will negotiate in good faith only the following terms of either the Active Supply Agreement or the Finished Goods Supply Agreement: price, exclusivity, territory (which in all events will include the United States), minimum purchase requirements and term, in each case taking into consideration actual costs, competitive factors, market conditions, regulatory constraints, and other appropriate matters.

     2.3 SUPPLY TO THIRD PARTIES. If (i) prior to the expiration of the Election Period Watson fails to deliver the Watson Election Notice, or (ii) Watson advises Halsey in writing that it does not


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desire to enter into either an Active Ingredient Supply Agreement or a finished
Goods Supply Agreement for the Active Ingredient or the Finished Good specified in the applicable Halsey Notice, or (iii) Halsey and Watson cannot agree to the negotiable terms of an Active Ingredient Supply Agreement or a Finished Goods Supply Agreement for the Active Ingredient, or Finished Good, by the end of the Negotiation Period, then Halsey may enter into an active ingredient supply agreement or a finished goods supply agreement with a third party, provided that solely in the case of subsection (iii) of this Section 2.3, the terms of the supply arrangement are no less favorable to Halsey, in any material respect (individually or in the aggregate), than those last proposed by Watson to Halsey pursuant to Section 2.2 above.

     2.4 TERMINATION OF RIGHT. If prior to the expiration of the Election Period Watson fails to deliver the Watson Election Notice, or (ii) Watson advises Halsey in writing that it does not desire to enter into either an Active Ingredient Supply Agreement or a Finished Goods Supply Agreement for the Active Ingredient or Finished Good specified in the applicable Halsey Notice, then Watson's right of first negotiation relating to Active Ingredient or Finished Good shall terminate.

                                   ARTICLE 3

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     3.1 HALSEY REPRESENTATIONS AND WARRANTIES. Halsey represents and warrants as of the date hereof as follows:

          3.1.1 CORPORATE AUTHORITY. Halsey is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Halsey has the power and authority to execute and deliver this Agreement, any the instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby. All acts required to be taken by or on the part of Halsey (corporate or otherwise) to authorize the execution, delivery and performance of this Agreement have been duly and properly taken and this Agreement has been duly and promptly executed and delivered by Halsey and constitutes a legal, valid and binding obligation of Halsey, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

          3.1.2 NO CONFLICT. The execution, delivery and performance of this Agreement by Halsey will not violate, conflict with or result in a breach of or constitute a default (or event with which the giving of notice, lapse of time or both, would become a default), under any order or decree of any court, administrative agency or governmental authority, the charter documents of Halsey or any agreement, contract or any other instrument to which Halsey or any other Affiliate is a party or to which its or their assets or property may be bound or affected. No approval, authorization, consent or other order or action of or filing with or providing notice to any court, administrative agency, governmental authority or any other third party is required for the execution, delivery or performance of Halsey under this Agreement. Halsey has delivered to Watson an executed copy of the Asset Purchase Agreement with Barr Laboratories, Inc., dated April 16, 1999, granting Barr Laboratories certain non-exclusive rights to purchase the Finished Goods listed on Schedule 2 and in certain circumstances, to reacquire the rights to the Finished Goods.


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          3.1.3 LITIGATION. There is no pending, or to Halsey's knowledge threatened, litigation that would reasonably be expected to affect adversely its right and ability to perform its obligations under this Agreement.

     3.2 WATSON REPRESENTATIONS AND WARRANTIES. Watson represents and warrants as of the date hereof as follows:

          3.2.1 CORPORATE AUTHORITY. Watson is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Watson has the power and authority to execute and deliver this Agreement, any the instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby. All acts required to be taken by or on the part of Watson (corporate or otherwise) to authorize the execution, delivery and performance of this Agreement have been duly and properly taken and this Agreement has been duly and promptly executed and delivered by Watson and constitutes a legal, valid and binding obligation of Watson, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

          3.2.2 NO CONFLICT. The execution, delivery and performance of this Agreement by Watson will not violate, conflict with or result in a breach of or constitute a default (or event with which the giving of notice, lapse of time or both, would become a default), under any order or decree of any court, administrative agency or governmental authority, the charter documents of Watson or any agreement, contract or any other instrument to which Watson or any other Affiliate is a party or to which its or their assets or property may be bound or affected. No approval, authorization, consent or other order or action of or filing with or providing notice to any court, administrative agency, governmental authority or any other third party is required for the execution, delivery or performance of Watson under this Agreement.

          3.2.3 LITIGATION. There is no pending, or to Watson's knowledge threatened, litigation that would reasonably be expected to affect adversely its right and ability to perform its obligations under this Agreement.

                                   ARTICLE 4

                                 CONFIDENTIALITY

     4.1  PROTECTION OF CONFIDENTIAL INFORMATION. Watson and Halsey shall:

          (a) not disclose any Confidential Information of the other to third parties except to: (i) government authorities; or (ii) such party's Affiliates, consultants or actual or potential contract manufacturers, licensees, distributors, purchasers, joint ventures, clinical investigators or other persons having bona fide business relations with such party, in each case pursuant to a non-disclosure commitment; and

          (b) take such precautions as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties of any Confidential Information (except as contemplated above).


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                                   ARTICLE 5

                              TERM AND TERMINATION

     5.1 TERM OF AGREEMENT. Unless terminated earlier pursuant to Section 5.2 below, the initial term of this Agreement shall expire on the date ten (10) years after the date hereof; provide however, that the term of this Agreement shall be automatically extended for up to two (2) successive additional terms of five (5) years each thereafter unless either party gives to the other not less than one (1) year's written notice of termination prior to the expiration of the of the initial term, or any additional term, of this Agreement.

     5.2 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated by mutual agreement of the parties as evidenced by a writing executed by each party hereto.

     5.3 TERMINATION BY HALSEY. If Watson commits a material breach of any term or condition of that certain Product Purchase Agreement dated of even date herewith between Watson and Halsey (the "Product Purchase Agreement"), including, without limitation, Watson's payment obligations under Section 3.1 thereof, and Watson fails to cure such breach within forty-five (45) days after receiving written notice of the breach from Halsey, Halsey shall have the right to terminate this Agreement upon written notice to Watson at the end of such forty-five (45) day period for Watson's uncured breach.

     5.4 EFFECT OF EXPIRATION AND TERMINATION. Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to such expiration or termination. The provisions of Article 4 shall survive any expiration or termination of this Agreement. The expiration or termination of this Agreement in accordance with the provisions of this Article 5 shall immediately terminate Halsey's obligations hereunder, including, without limitation, the obligations of Article 2 hereof regardless of whether the parties are then in negotiations relating to any product described in a Halsey Notice. However, in no event shall any such expiration or termination affect or impair any Active Ingredient Supply Agreement or Finished Goods Supply Agreement which the parties may have entered into as a result of this Agreement. Upon termination or expiration, each party shall immediately deliver to the other (and cause any of its employees, agents or representatives to so deliver), at such parties expense, all Confidential Information of the other party, including, without limitation, any and all copies, duplications, summaries and/or notes thereof or derived therefrom, regardless of the format, except to the extent such Confidential Information relates to any Active Ingredient Supply Agreement or Finished Goods Supply Agreement which the parties may have entered into as a result of this Agreement.


                                   ARTICLE 6

                                  MISCELLANEOUS

     6.1 INDEPENDENT CONTRACTORS. This Agreement does not constitute Watson as the agent or legal representative of Halsey, nor does it constitute Halsey as the agent or legal representative of Watson. Neither Watson nor Halsey shall have any right or authority to assume or create any obligation or responsibility or vicarious liability, express or implied, on behalf of or in the name of the other, or to bind the other in any manner.


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     6.2  NOTICES. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

     If to Watson, to it at:


     Watson Pharmaceuticals, Inc.
     311 Bonnie Circle
     Corona, CA  92880
     Attention: Chief Operating Officer
     Telecopier No.: (909) 270-1429


     with a copy to:


     Watson Pharmaceuticals, Inc.
     311 Bonnie Circle
     Corona, CA  92880
     Attention: General Counsel
     Telecopier No.: (909) 279-8094


     If to Halsey, to it at:


     Halsey Drug Company, Inc.
     695 N. Perryville Road
     Rockford, Illinois 61107
     Attention: Chief Executive Officer
     Telecopier No.:  (805) 399-9710


     6.3 FORCE MAJEURE. Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance, or act of God or the public enemy, or governmental action or any other contingency beyond such party's reasonable control. In the event of the applicability of this Section, the party affected by such force majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations.

     6.4 SUCCESSORS AND ASSIGNS. Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each party may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party or its pharmaceutical business, or upon a sale of all or substantially all of such parties assets, or the assets of its pharmaceutical business, without the prior written consent of the other party hereto. All of the


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terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     6.5 AMENDMENT. This Agreement may be amended only by written agreement of the parties hereto.

     6.6 WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of that or any other term hereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be signed by the party against whom the waiver is asserted.

     6.7 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purpose and intent of this Agreement.

     6.8 GOVERNING LAW, DISPUTE RESOLUTION, ARBITRATION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

     The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of Watson and Halsey. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

     All Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in Orange County, California and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

     6.9 ATTORNEYS' FEES. Each party shall bear its own legal fees incurred in connection with the transaction that is contemplated hereby, provided, however, that if either party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, reasonable attorneys' fees.


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    6.10  SEVERABILITY. To the extent permitted by applicable law, any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such term or provision or any other provisions of this Agreement.

    6.11 ENTIRE AGREEMENT. This Agreement, and all other agreements, certificates, documents and instruments contemplated hereby or thereby (in each case including any Exhibits or Schedules attached hereto or thereto), contains the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersedes all oral or written agreements concerning the subject matter made prior to the date of this Agreement. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement or the other agreements, documents, certificates or instruments referred to in this Section
6.11 other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and such other agreements, documents, certificates and instruments.

    6.12 PUBLIC ANNOUNCEMENTS. Except to the extent disclosure may be required by applicable law or the rules or regulations of any stock exchange on which such party's stock is traded, neither party shall issue or make any public announcement or press release, or otherwise make any public statement, with respect to this Agreement without obtaining the other party's approval, which approval shall not be unreasonably withheld or delayed. In the event a party determines that applicable law or the rules or regulations of any stock exchange on which such party's stock is listed requires such a disclosure, it shall provide the other party a copy of the intended disclosure and provide such party a reasonable opportunity to comment on such disclosure. Attached as Exhibit G to the Product Purchase Agreement is a form of joint press release describing the material terms of the transactions contemplated by the parties. Halsey and Watson intend to release the form of such press release on or about the date of execution of this Agreement.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.


                                                  WATSON PHARMACEUTICALS, INC.

                                                  By:/s/ Robert C. Funsten
                                                  Name:
                                                       -------------------------
                                                  Title: Senior Vice President


                                                  HALSEY DRUG CO., INC.


                                                  By:/s/ Michael Reicher
                                                  Name:
                                                       -------------------------
                                                  Title: Chief Executive Officer


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                                   SCHEDULE 1

                               ACTIVE INGREDIENTS

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                                        9

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                                   SCHEDULE 2

                                 FINISHED GOODS

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